Exhibit 10.4
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 28, 2010, among FOSTER WHEELER INC., a Delaware corporation (the “Company”), MICHAEL LIEBELSON (the “Executive”), and FOSTER WHEELER INTERNATIONAL CORP., a Delaware corporation (the “Guarantor”).
          WHEREAS, the Executive and the Company wish to enter into an employment relationship, on the terms and conditions set forth in this Agreement; and
          WHEREAS, the Guarantor is an affiliate of the Company and will receive substantial indirect benefits from the Executive’s employment with the Company on the terms set forth in this Agreement and all parties desire that the Guarantor guarantee the Company’s obligations under this Agreement.
          ACCORDINGLY, the Company, the Executive and the Guarantor hereby agree as follows:
1. Employment, Duties and Acceptance.
     1.1 Employment, Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company in the capacity of Executive Vice President & Chief Development Officer of Foster Wheeler AG (“Parent”) and to perform such other duties (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Chief Executive Officer of Parent; provided, however, that the Executive may, subject to approval by the Chief Executive Officer of Parent, serve on the Board of Directors of not more than two for-profit businesses at any time during the Term that do not compete with Parent or any of its subsidiaries and may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive’s duties hereunder. The Executive’s title shall be Executive Vice President & Chief Development Officer, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Company, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses.
     1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the interests of the Company and Company’s affiliates. The Executive further agrees to be seconded to Foster Wheeler Management AG (“FWMAG”) on and after June 30, 2010 (the “Swiss Date”).
     1.3 Fiduciary Duties to the Company and Company’s Affiliates. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and Company’s affiliates and to do no act which would, directly or indirectly, injure the Company’s or its affiliates’ business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or Company’s affiliates, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to the Company or Company’s affiliates, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company or Company’s affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with policies and procedures of the Company or Company’s affiliates.
     1.4 Location.
          1.4.1 From the Effective Date until immediately prior to the Swiss Date, the duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Clinton, New Jersey, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
          1.4.2 On and after the Swiss Date, (a) the duties to be performed by the Executive hereunder shall be performed primarily at FWMAG’s offices in Geneva, Switzerland or such other location in Switzerland as the Company may request, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company, and (b) the Executive shall maintain housing within reasonable daily commute of the Geneva, Switzerland area or such other location in Switzerland as the Company may request.
     1.5 Transfer of Employment Within the Affiliated Group. Nothing contained herein shall be construed to preclude the transfer of Executive’s employment to another affiliated entity of the Company (“Subsequent Employer”) at any time during the Term and no such transfer shall be deemed to be a termination of employment for purposes of Section 4 hereof; provided, however, that, effective with such transfer, all of the Company’s obligations hereunder shall be assumed by and be binding upon, and all of the Company’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Company” as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Notwithstanding the foregoing, the Company and the Guarantor shall remain guarantors (and be jointly and severally liable) on all financial obligations under this Agreement following such transfer or transfers. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Executive’s rights and obligations, shall remain in full force and effect following such transfer of employment.
2. Term of Employment.
     2.1 Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on June 1, 2010 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 4.
3. Compensation; Benefits.
     3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable in arrears, at the initial annual rate of Five Hundred Twenty-Nine Thousand Dollars ($529,000) (the “Base Salary”). On each anniversary of the Effective Date or such other appropriate date during each year of the Term when the salaries of senior executives of Parent are normally reviewed, the full Board of Directors of Parent (the “Board”) or the Compensation Committee of the Board (the “Committee”) as necessary or appropriate to comply with Company policy, applicable law, or exchange listing requirements, shall review the Base Salary and determine if, and by how much, the Base Salary should be increased; provided, however, the

Base Salary under this Agreement, including as subsequently adjusted upwards, may not be decreased thereafter without the written consent of Executive, except for across-the-board changes for senior executives of Parent. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. Except as otherwise provided herein, all references to “Dollars” shall refer to United States currency and all payments to the Executive shall be in Dollars.
     3.2 Bonus. Executive shall be eligible to participate, as determined by the Board, and/or the Committee as necessary or appropriate to comply with Company policy, applicable law, or exchange listing requirements, in Parent’s annual cash incentive bonus program as in effect from time to time for senior executives of Parent (the “Bonus Program”). The Executive shall be eligible for an annual cash incentive bonus at a target opportunity of sixty-five percent (65%) of Base Salary (up to a maximum opportunity of one hundred thirty percent (130%) of Base Salary) based upon the achievement of certain objectives established in advance by the Board, and/or the Committee as necessary or appropriate to comply with Company policy, applicable law, or exchange listing requirements (the “Annual Bonus”). The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of Parent’s then-current Bonus Program and the Executive shall have no absolute right to an Annual Bonus in any year.
     3.3 Long-Term Incentive. Executive shall be eligible for annual equity awards under Parent’s equity award plan covering senior executives of Parent, as in effect from time to time. In addition, Executive will receive on a date designated by the Committee or its designee during the first open trading window including or subsequent to (as the Committee or its designee shall in its discretion choose) the Effective Date (known as the “Grant Date”) the following:
          3.3.1 Restricted Stock Unit Grant. A grant of a number of restricted stock units that will be payable in registered shares of the Parent (“Shares”) with an economic value as of the Grant Date equal to approximately Seven Hundred Fifty Thousand Dollars ($750,000) (the “Restricted Stock Units”). The Restricted Stock Units will be granted under Parent’s Omnibus Incentive Plan. The Restricted Stock Units will be issued on the Grant Date. For purposes of this Subsection 3.3.1, the determination of the number of Restricted Stock Units to be granted to Executive shall be consistent with the methodology used for valuing restricted stock units granted to employees that has been approved and adopted by the Committee.
          3.3.2 Stock Option Grant. A grant of a number of stock options to purchase Shares with an economic value as of the Grant Date equal to approximately Seven Hundred Fifty Thousand Dollars ($750,000) (the “Options”). The Options will be granted under Parent’s Omnibus Incentive Plan and for purposes of such Omnibus Incentive Plan:
               (i) the Options will be Nonqualified Stock Options;
               (ii) the exercise price will be equal to the greater of Fair Market Value of a share of Common Stock or par value of a Share as defined under the terms of the Parent’s Omnibus Incentive Plan on the Grant Date; and
               (iii) the Expiration Date will be the fifth anniversary of a date selected by the Committee or its designee within the open trading window that includes the Grant Date.
The Options will be issued on the Grant Date. For purposes of this Subsection 3.3.2, the determination of the number of Options to be granted to Executive shall be consistent with the methodology used for valuing stock options granted to employees that has been approved and adopted by the Committee.

          3.3.3 Vesting. The Restricted Stock Units issued pursuant to Section 3.3.1 above and the Options issued pursuant to Section 3.3.2 above will vest ratably on the first, second, and third anniversaries of a date selected by the Committee or its designee within the open trading window that includes the Grant Date, provided that the Executive is still employed on such dates, subject to the provisions of Section 4 of this Agreement. Restricted Stock Units that vest shall be settled by issuance of shares as provided in the grant agreements described in Section 3.3.4, but in no event later than March 15 of the year following the year in which the Restricted Stock Units vest.
          3.3.4 Grant Agreements. The Restricted Stock Units and Options will be governed by separate agreements, and in the event of any inconsistency between such separate agreements and the terms of this Agreement (including, but not limited to this Agreement’s Section 4), this Agreement shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.
     3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
     3.5 Vacation. During the Term, the Executive shall be entitled to an annual paid vacation or paid time off (“PTO”) period or periods in accordance with the applicable vacation or PTO policy as in effect from time to time. Under the Company’s PTO policy in effect as of the Effective Date, the Executive is entitled to take up to five (5) weeks per calendar year. The Executive will be entitled to carry over up to five (5) days of unused vacation or PTO time, as per the applicable vacation or PTO policy as in effect from time to time.
     3.6 Employee Retirement and Health and Welfare Plans. During the Term, the Executive shall be entitled to participate in those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect and on a basis no less favorable than any other senior executive.
     3.7 Perquisites; Executive Cooperation. During the Term, the Executive shall be provided by the Company with an automobile or automobile allowance, based upon the current Company policy or practice with regard to other senior executives of Parent.
     3.8 Relocation. The relocation of the Executive, his family, and belongings to the Geneva, Switzerland area on or after the Swiss Date will be in accordance with the Company’s usual Employee Relocation Policy and practices for senior executives of Parent; provided, however, that (a) at a minimum, the Company shall reimburse the Executive for two trips to look at homes in Switzerland and the cost of moving his household goods from the US to Switzerland, and (b) that the Company will not reimburse or otherwise pay the Executive for any costs related to his US real estate, including, without limit, any sale, leasing, repair, maintenance, or real estate taxes regarding his US real estate. All reimbursements provided for in this section shall be made as soon as practicable after incurred but in no event later than the end of the year following the year in which the payment was incurred by the Executive.
     3.9 Settling-In Allowance. The Company shall pay the Executive a one-time settling-in allowance of Thirty Thousand Swiss Francs (CHF 30,000). The settling-in allowance shall be paid within 60 days after the Swiss Date. To the extent that the provision of such settling-in allowance results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive’s Swiss and U.S. income tax obligation. Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.
     3.10 Tax Equalization, Assignment-related 409A Rules, Maximum Time “on Assignment,” and Representation Allowance. Under tax equalization, the Executive’s obligation for income taxes shall not exceed the amount of income tax calculated on Base Salary, short-term annual bonus pay and long-term incentive pay applying US tax rules without taking into consideration any foreign tax credit. Such amount will be deducted from the Executive’s paycheck. Should additional income taxes arise in the U.S. or Switzerland as a result of the assignment, the Company shall pay the additional tax. The Executive may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss income tax on his or her Base Salary, short-term incentive pay and long-term incentive pay. In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any other income or net wealth taxes he incurs as a result of the assignment in Switzerland, but only to the extent they exceed the Executive’s taxes in the U.S. on such income or net wealth. For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and benefits such as this tax equalization is five (5) years from the Effective Date. Benefits-in-kind and any provision for reimbursement of expenses during the Executive’s assignment shall be subject to the following rules, as required to comply with Code Section 409A of the Internal Revenue Code including all regulations and other guidance issued pursuant thereto (the “Code”): (A) the amount of in-kind benefits provided or expenses eligible for reimbursement in one calendar year may not affect in-kind benefits or reimbursements to be provided in any other calendar year; (B) expenses will be reimbursed as soon as administratively possible, but in no event shall expenses be reimbursed later than December 31st of the year following the year in which the expense was incurred; and (C) the right to an in-kind benefit or reimbursement may not be subject to liquidation or exchange for another benefit. For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and benefits such as this tax equalization is five (5) years from the Effective Date. The compensation under this Agreement is inclusive of a Representation Allowance of One Hundred Thousand Swiss Francs (CHF 100,000).
     3.11 Sign-On Bonus. The Company shall pay to the Executive within five (5) days of the Effective Date a sign-on bonus in the amount of Five Hundred Thousand Dollars ($500,000) (the “Sign-On Bonus”). If the Company terminates the Executive for Cause (as defined below) or if the Executive terminates employment with the Company other than with Good Reason (as defined below), in either event before the second anniversary of the Effective Date, the Executive shall repay to the Company, within thirty (30) days of such termination, the gross amount of the Sign-On Bonus on a pro-rated basis by multiplying the Sign-On Bonus by a fraction, the numerator of which is the number of calendar days from the Termination Date to the second anniversary of the Effective Date and the denominator of which is seven hundred and thirty (730).
4. Termination.
     4.1 Termination Events.
          4.1.1 Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:
               (i) Death: the death of the Executive;
               (ii) Disability: the physical or mental disability of the Executive, whether totally or partially, such that with or without reasonable accommodation the Executive is unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty (180) consecutive days; or
               (iii) For Cause By the Company: notice of termination for Cause. As used herein, “Cause” means:
                    (A) conviction of a felony;
                    (B) actual or attempted theft or embezzlement of Company or Parent assets;
                    (C) use of illegal drugs;
                    (D) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company’s knowledge of the occurrence of the material breach;
                    (E) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the Parent and/or the ability of the Executive to perform the Executive’s duties;
                    (F) gross negligence or willful misconduct in performance of the Executive’s duties;
                    (G) breach of fiduciary duty to the Company or Company’s affiliates;
                    (H) willful refusal to perform the duties of Executive’s titled position; or
                    (I) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.
          4.1.2 For Good Reason By the Executive: The Executive may immediately resign the Executive’s position for Good Reason and, in such event, the Term shall terminate. As used herein, “Good Reason” means, a material negative change in the employment relationship without the Executive’s consent, as evidenced by the occurrence of any of the following:
               (i) material diminution in title, duties, responsibilities or authority;
               (ii) reduction of Base Salary and benefits except for across-the-board changes for senior executives of Parent;
               (iii) exclusion from executive benefit/compensation plans that results in a material diminution of the Executive’s total compensation or bonus opportunities;
               (iv) a material change in the geographic location at which the Executive must perform his services, which shall be defined (Y) until immediately prior to the Swiss Date, as being presumed to have occurred if the Executive’s commute is increased by more than fifty (50) miles, and (Z) on and after the Swiss Date, as any such relocation outside of Switzerland; or
               (v) material breach of the Agreement by the Company.
For each event described above in this Section 4.1.2, the Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the Executive’s resignation shall not be considered to be for Good Reason unless the Executive resigns not later than two (2) years after the occurrence of the event. For the avoidance of doubt, requiring the Executive to perform his services in Switzerland on or after the Swiss Date shall not constitute Good Reason.
          4.1.3 Without Cause By the Company: The Company may terminate the Executive’s employment ninety (90) days following notice of termination without Cause given by the Company and, in such event, the Term shall terminate. During such ninety (90) day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its affiliates’ offices and/or other facilities.
          4.1.4 Without Good Reason By the Executive: The Executive may voluntarily resign the Executive’s position effective ninety (90) days following notice to the Company of the Executive’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate. During such ninety (90) day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its affiliates’ offices and/or other facilities.
          4.1.5 Definition of Termination Date. The date upon which Executive’s employment and the Term terminate pursuant to this Section 4.1 or pursuant to Section 4.3 shall be the Executive’s "Termination Date” for all purposes of this Agreement. In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in Section 409A of the Code, the Executive’s rights to the payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to Section 409A shall be paid until the date on which Executive incurs a separation from service as defined in Code Section 409A (or until six months after such date if the Executive is a specified employee as defined in Section 13.1), and any amounts that would otherwise have been paid prior to such separation from service shall be paid instead as soon as practicable after the date of such separation from service.
     4.2 Payments Upon a Termination Event.
          4.2.1 Entitlements Upon Termination For Any Reason. Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):
               (i) Base Salary earned through the Termination Date;
               (ii) the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved, including, where applicable, by the Committee) but as yet unpaid, Annual Bonus or other incentive awards for any calendar year prior to the calendar year during which the Executive’s Termination Date occurs; provided, however, if the Executive’s employment is terminated by the Company for Cause, such Annual Bonus or incentive award, even if awarded, shall be immediately forfeited if permitted under the law of the State of New Jersey;

               (iii) a payment representing the Executive’s accrued but unused PTO; and
               (iv) any vested, but not forfeited amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies, or practices in accordance with the terms thereof, including any benefit continuation or conversion rights (the “Other Benefits”).
          4.2.2 Payments Upon Involuntary Termination by the Company Without Cause or Voluntary Termination of the Executive with Good Reason. Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the Accrued Obligations:
               (i) Base Salary at the rate in effect on the Termination Date and continuing for eighteen (18) months thereafter, payable at the same intervals at which senior executives are paid;
               (ii) Two (2) payments, the first in an amount equal to one hundred percent (100%) of the Executive’s annual cash incentive bonus payment at target, and the second in an amount equal to fifty percent (50%) of the Executive’s annual cash incentive bonus payment at target, the first of such payments being payable in the first year following the Termination Date at the same time that the Company pays annual cash incentive bonuses to its active employees pursuant to its then current Bonus Program (or, if no payment to its active employees is made in the relevant year, at the time that such bonuses normally would be scheduled to be paid) and the second being payable at the same time in the second year following the Termination Date;
               (iii) eighteen (18) months of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels, if and to the extent the Executive was participating in any such plans on the Termination Date, provided that the Executive remits monthly premiums for the full cost of any health benefits;
               (iv) a cash payment each month during the eighteen (18)-month period following the Termination Date equal to the full monthly premium for the medical and health benefits described in clause (iii) above minus the active employee cost of such coverage; provided that in lieu of such payments the Company may impute taxable income to the Executive in an amount such that the net amount of taxable income realized in any year, after all applicable withholding, is equal to the amount of such payments that would otherwise be required for such year;
               (v) executive level career transition assistance services by a firm selected by the Executive and approved by the Company in an amount not to exceed $8,000 in the aggregate; provided that services are provided not later than the end of the second year following the year that includes the Termination Date, and are reimbursed or paid by the Company not later than the end of the third year following the year that includes the Termination Date.
In no event, however, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for his review not later than seven business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement within seven days after its execution, pay and benefits pursuant to this Section 4.2.2 shall commence on the expiration of the revocation period, and any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.2.2 before the expiration of the revocation period shall be paid to the Executive, without interest, as soon as practicable after the expiration of the revocation period (but in no event more than 60 days after the Termination Date).
     4.3 Change of Control.
          4.3.1 Definitions.
               (i) Affiliated Company. “Affiliated Company” means any company, directly or indirectly, controlled by, controlling or under common control with the Parent.
               (ii) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
                    (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 4.3, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Parent where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (II) any acquisition by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II) and (III) of subparagraph (C) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Parent Voting Securities reaches or exceeds 20% as a result of a transaction described in clauses (I) or (II) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Parent Voting Securities; or
                    (B) Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
                    (C) The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (“Business Combination”), or if consummation of such Business Combination is subject to the approval of any government or governmental agency, the obtaining of such approval along with consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities, (II) no Person (excluding any (1) corporation owned, directly or indirectly, by the beneficial owners of the Outstanding Parent Voting Securities as described in subclause (I) immediately preceding, or (2) employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
                    (D) approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.
               (iii) Change of Control Period. For purposes of this Agreement, the “Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending on the twenty-fourth (24th) month anniversary of such date.
               (iv) Start Date. For purposes of this Agreement, “Start Date” shall mean the first date of the Change of Control Period. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Start Date” shall mean the date immediately prior to the Termination Date.
          4.3.2 Obligations of the Company upon Executive’s Voluntary Termination with Good Reason or the Company’s Involuntary Termination of Executive Without Cause (Other Than for Death or Disability) During Change of Control Period. If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates the Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, the Company shall pay or provide to the Executive the following:
               (i) all amounts described in Section 4.2.2, which amounts shall be paid at the same time and in the same manner as if the Termination Date had not occurred during a Change of Control Period;
               (ii) an amount equal to the product of (1) one hundred percent (100%) of the Executive’s annual cash incentive bonus payment at target and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, paid in a lump sum in cash within 30 days following the Termination Date;
               (iii) full and immediate vesting of all stock options, restricted stock units, restricted stock, and other similar equity awards; and

               (iv) for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to any medical or health plans, practices, programs and policies, the Executive shall be considered to have remained employed until the twenty-four (24) month anniversary of the Termination Date and to have retired on such twenty-four (24) month anniversary.
In no event, however, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.3.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for his review not later than seven business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement within seven days after its execution, pay and benefits pursuant to this Section 4.3.2 shall commence on the expiration of the revocation period, and any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.3.2 before the expiration of the revocation period shall be paid to the Executive, without interest, as soon as practicable after the expiration of the revocation period (but in no event more than 60 days after the Termination Date).
          4.3.3 Obligations of the Company upon Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change of Control Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment of the amount described in Section 4.3.2(ii), and shall have no other severance obligations under this Agreement. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 4.3.3 shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of other senior executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other senior executives and their beneficiaries at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other senior executives of the Company and the Affiliated Companies and their beneficiaries.
          4.3.4 Obligations of the Company upon Executive’s Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment of the amount described in Section 4.3.2(ii), and shall have no other severance obligations under this Agreement. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 4.3.4 shall include, and the Executive shall be entitled to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other senior executives and their families at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other senior executives of the Company and the Affiliated Companies and their families.
          4.3.5 Obligations of the Company upon Executive’s Voluntary Termination Without Good Reason or the Company’s Involuntary Termination of Executive With Cause During Change of Control Period. If the Executive’s employment is terminated for Cause, or the Executive resigns without Good Reason, during the Change of Control Period, the benefits provided to the

Executive shall be the same as if the Termination Date had not occurred during a Change of Control Period.
     4.4 280G Modified Cap.
          4.4.1 Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Executive has the right to receive from the Company (including the value of any equity rights which become vested upon a Change in Control) (the “Total Payments”) would constitute a “parachute payment” as defined in Code Section 280G(b)(2), the Executive shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under Code Section 4999 that would be payable by the Executive (the “Excise Taxes”)) if the Executive were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.
          4.4.2 The determination of whether Section 4.4.1 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
          4.4.3 If the Executive is to receive Reduced Payments, the Total Payments payable will be reduced or eliminated in the following order: (1) taxable benefits (2), cash payments, (3) nontaxable benefits and (4) accelerated vesting of equity awards.
     4.5 No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.
5. Protection of Confidential Information; Non-Competition and Non-Solicitation.
     5.1 Confidential Information. During the course of Executive’s employment with the Company, the Company agrees to give Executive Confidential Information (as defined below) to which Executive did not previously have access. This Confidential Information is vital to the Company’s and the Company’s affiliates’ continued ability to compete in the industry and thus is critical to its continued profitability. The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to Confidential Information (as defined below). The Executive further acknowledges that all Confidential Information is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates. “Confidential Information” as used in this

Agreement means information regarding the Company, its subsidiaries, and its affiliates that is not available to the public or competitors of the Company, its subsidiaries, and affiliates, including without limit (a) trade secrets and confidential marketing, sales, product research and development, engineering, technical, and design, financial, and business process information of the Company or its affiliates or subsidiaries and (b) other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. As time passes, the Company will give Executive access to newly created Confidential Information. Further, though Executive may from time to time assist the Company in developing such Confidential Information, it will remain the sole property of the Company. All this Confidential Information is important because, among other things, it is unknown to the Company’s competitors, thus they are unable to use it to compete with the Company. Accordingly, this Confidential Information creates a competitive advantage for the Company and is economically valuable. The Company only agrees to give Executive this highly valuable Confidential Information in reliance on Executive’s promise not to use or disclose it as set forth below. Accordingly, and as a material condition of this Agreement, the Executive agrees:
          5.1.1 except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any Confidential Information acquired by the Executive. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning or containing any Confidential Information, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of Confidential Information under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure; and;
          5.1.2 to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that the Company may so request, all Confidential Information and all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, blueprints and other documents (and all copies thereof) relating to the Company’s (and its subsidiaries’ and affiliates’) business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.
     5.2 Company Protections. In consideration of the Company’s entering into this Agreement including the Company’s promise to give Executive Confidential Information to which Executive did not previously have access and to enforce Executive’s promise not to disclose such Confidential Information, Executive agrees to the covenants set out in Section 5.2 through 5.7, which covenants are ancillary to the otherwise enforceable confidentiality agreement between the Company and Executive described in Section 5.1 above. Executive agrees that at all times during the Term and for eighteen (18) months thereafter, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, for all purposes of Sections 5.2 through 5.7, a “Person”):
          5.2.1 Non-Competition: engage in any activity for or on behalf of a Competitor, as director, employee, shareholder (excluding any such shareholding by the Executive of no more than 5%

of the shares of a publicly-traded company), consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Company or an affiliate of the Company; or
          5.2.2 Non-Solicitation.
               (i) Of Employees: call upon any Person who is, at such Termination Date, engaged in activity on behalf of the Company or any subsidiary or affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such subsidiary or affiliate; or
               (ii) Of Customers: solicit, induce, or attempt to induce any customer of the Company or any subsidiary or affiliate of the Company to cease doing business in whole or in part with or through the Company or a subsidiary or affiliate, or to do business with any Competitor.
For purposes of this Agreement, “Competitor” means a person or entity who or which is engaged in a material line of business conducted by the Company and/or any subsidiary or affiliate of the Company. For purposes of this Agreement, “a material line of business conducted by the Company and/or any subsidiary or affiliate of the Company” means an activity of the Company and/or any subsidiary or affiliate of the Company generating gross revenues to the Company and/or any subsidiary or affiliate of the Company of more than twenty-five million dollars ($25,000,000) in the immediately preceding fiscal year of the Company.
     5.3 Remedies and Injunctive Relief. If the Executive commits a breach or threatens to breach any of the provisions of Sections 5.1 or 5.2 hereof, (i) the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Company, and (ii) the Company shall have the right to withhold, revoke, and/or recover any payments or benefits that would otherwise be due the Executive pursuant to Sections 4.2.2 and 4.3 of this Agreement, it being further agreed that the foregoing rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
     5.4 Severability. If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
     5.5 Extension of Term of Covenants Following Violation. The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.
     5.6 Blue Penciling by Court. If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.
     5.7 Blue Penciling by One Court Not to Affect Covenants in Another State. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties’ hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
6. Intellectual Property.
     6.1 Company’s Rights. Notwithstanding and without limiting the provisions of Section 5, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.
7. Indemnification.
     7.1 General Rule. In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the broadest extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall use its best efforts to maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 7.
8. Notices.
     8.1 Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company, to:

Foster Wheeler Inc. Perryville Corporate Park Clinton, NJ 08809-4000 Attention: General Counsel

          If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.
9. General.
     9.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.
     9.2 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     9.3 Entire Agreement / Non-Exclusivity. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
          Other than as expressly set forth in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. For avoidance of doubt, it is agreed and understood that this Agreement shall not supersede or otherwise adversely affect any stock option, restricted stock or other form of equity grant or award provided to Executive prior to the Effective Date, or any indemnification agreement heretofore entered into between the Company and the Executive. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to this Agreement in connection with the termination of the Executive’s employment, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless specifically provided therein in a specific reference to this Agreement.
     9.4 Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Unless otherwise provided in an arbitration award entered pursuant to Section 10.1, the Company agrees to pay as incurred (within ten days following the Company’s receipt of an invoice from the Executive, which invoice the Executive must submit to the Company not later than March 1 of the year following the year in which the expenses were incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

     9.5 Assignability.
          9.5.1 Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
          9.5.2 Assignability by Company. In addition to the rights provided under Section 1.5 above, the Company may assign its rights, together with its obligations, hereunder:
               (i) to any affiliate; or
               (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted;
provided, however, that no assignment pursuant to this paragraph 9.5.2 shall relieve the Company or the Guarantor from its obligations hereunder to the extent the same are not timely discharged by such assignee.
          9.5.3 Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     9.6 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.
     9.7 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     9.9 Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

10. Dispute Resolution.
     10.1 Arbitration. Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration with three arbitrators. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.
11. Free to Contract.
     11.1 Executive Representations and Warranty. The Executive represents and warrants to the Company that Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of Executive’s duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.
12. Subsidiaries and Affiliates.
     12.1 Definitions. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.
13. Code Section 409A Legal Requirement.
     13.1 Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code as of the Executive’s Termination Date, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Agreement may be made until the earlier of: (i) the first day following the sixth month anniversary of Executive’s Termination Date, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the sixth month anniversary of the Executive’s Termination Date.

     13.2 Application of Exemptions. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, each such payment shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1((b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Executive’s Termination Date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.
     13.3 Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with all requirements of, Section 409A of the Code.
     13.4 Correction of Violation. To the extent that any term or provision of the Agreement is determined by either the Executive or the Company to violate the requirements of Section 409A of the Code, the Executive and the Company agree to use commercially reasonable efforts to correct such violation without changing the substantive terms of the Agreement. For the avoidance of doubt, a “violation” for this purpose means a term or provision that is permissible under Section 409A of the Code only with payment of penalty; “violation” does not mean a term or provision that merely requires a payment, a method of payment, or a delay in payment that adversely affects the Executive.
14. Guarantee.
     14.1 The Guarantor hereby unconditionally guarantees payment in full of all obligations of the Company under this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOSTER WHEELER INC.
By:	/s/ Raymond M. Milchovich
	Name:	Raymond J. Milchovich
	Title:	Chairman, President & CEO

FOSTER WHEELER INTERNATIONAL CORP. (as to Section 14 only)
By:	/s/ Robert C. Flexon
	Name:	Robert C. Flexon
	Title:	Executive Vice President

/s/ Michael Liebelson
MICHAEL LIEBELSON